1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI STOCKHOLDERS ELECT JOHN SPEIRS AND JOHN BYOM TO BOARD OF DIRECTORS; RE-ELECT CLOUD L. CRAY

         ATCHISON, Kan., October 14, 2004—John Speirs, chairman and co-founder of Stellus Consulting, a Minneapolis-based firm that specializes in developing business and branding strategies, was elected to the Board of Directors of MGP Ingredients, Inc. (Nasdaq/MGPI) by holders of the company’s common stock. John Byom, president of Multifoods Foodservice and Bakery Products, a division of the J.M. Smucker Company, was elected to the board by holders of MGPI’s preferred stock. Holders of preferred stock also re-elected Cloud L. “Bud” Cray to the board. Cray has served as board chairman since 1980 and as a director since 1957. The terms of he and the two new directors expire in 2007.

         Results of the board elections were announced at today’s annual meeting of MGPI stockholders, who also approved a new stock incentive plan and voted to increase the number of shares of common stock that the company is authorized to issue from 20 million shares to 40 million shares.

         “We are very pleased to welcome John Speirs and John Byom as new directors of MGP Ingredients,” Cray said. “They possess vast experience in the areas of marketing and corporate finance, respectively, which will further strengthen our already sound board.”

         With his election to the board, Speirs replaces James A. Schlindwein, who had been a director since 2001 and is a former senior executive of the SYSCO Corporation, a major food supply and service business. Byom replaces Robert J. Reintjes, a director since 1986 and president of Geo. P. Reintjes Co., Inc., a refractory construction business headquartered in Kansas City, Mo.

         “The board extends its deepest gratitude to Bob Reintjes and Jim Schlindwein,” said Cray. “During his 18 years as a director of the company, Bob’s leadership and guidance have been solid and his confidence in this company never waivered, even during very difficult times when foreign competition put an enormous amount of pressure on our business. We have certainly also appreciated Jim’s term on our board and are most grateful for the advice and insight he was able to share from his own extensive business background.”

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ADD 1—MGPI STOCKHOLDERS ELECT

         Prior to co-founding Stellus Consulting in 2001, Speirs spent several years as a food and household products executive. From 1998 to 2000, he served as executive vice president of marketing for Diageo PLC. During that time, he developed and implemented a corporate approach to business strategy, innovation, branding and marketing effectiveness for Diageo and its operating units, including Pillsbury, United Distillers and Vintners, Guiness, and Burger King. Between 1989 and 1998, Speirs held a series of senior level positions at Pillsbury, the last being senior vice president of strategy and brand development. Before that, he served as an officer and in other management capacities with Lever Brothers for 14 years.

         Byom has served as president of Multifoods Foodservice and Bakery Products since this past June. He previously spent 25 years in top financial and management capacities with International Multifoods Corporation. These included senior vice president of finance and chief financial officer (2003-04), vice president of finance and chief financial officer (2000-03), president of U.S. manufacturing (1999-2000), vice president of finance and IT for the corporation’s North American Division (1993-99), controller of the Bakery Products Division (1991-93), and various other financial and managerial positions (1979-81). Prior to 1979, Byom spent three years with the Maytag Corporation, initially as an internal auditor and later as a credit analyst.

         Following the stockholders’ meeting, directors appointed Byom to chair the board’s audit committee, and Daryl Schaller, Ph.D., and Linda Miller to chair the board’s human resources committee and nominating committee, respectively.

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